EXHIBIT 5.1

K&L Gates llp Hearst Tower, 47th Floor 214 North Tryon Street Charlotte, NC 28202 T 704.331.7400 www.klgates.com
October 5, 2010
Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
Ladies and Gentlemen:
     We have acted as your counsel in connection with the Registration Statement on Form S-1 (File No. 333-165452) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration and sale of up to $115.0 million of shares (the “Shares”) of Common Stock, par value $0.001 per share, of Primo Water Corporation, a Delaware corporation (the “Company”).
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, forms of the Fifth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company which have been filed with the Commission as exhibits to the Registration Statement, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and also have made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Our opinion set forth below is limited to Delaware General Corporation Law, including all applicable statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those statutes and laws.
     Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when the Shares are issued and paid for as described in the Prospectus included in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L Gates LLP
K&L Gates LLP